CERTIFIED RESOLUTIONS

The undersigned hereby certifies that he is the duly elected Assistant Secretary of The Berwyn Funds (the “Trust”) and that the Board of Trustees, including a majority of the Trustees who are not “interested persons” of the Trust, adopted the following resolutions, at a meeting at which all the Trustees were present, on February 22, 2011:

RESOLVED, that it is the finding of the Trustees at this meeting that the fidelity bond written by St. Paul Fire & Marine Insurance Company (the Bond”) in the aggregate amount of $1,500,000 covering, among others, the officers and employees of the Trust, in accordance with the requirements of Rule 17g-1 (the “Rule”) promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940 (the “1940 Act”), is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Trust to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Trust’s assets and the nature of the securities in the Trust’s portfolios; and

FURTHER RESOLVED, that the Bond be, and it hereby is, approved; and

FURTHER RESOLVED, that the amount of the premium to be paid for coverage under the Bond be, and it hereby is, approved; and

FURTHER RESOLVED, that the appropriate officers of the Trust be, and they hereby are, authorized and directed to take such further actions as they may deem necessary or appropriate in order to conform to the provisions of the 1940 Act, and the rules and regulations thereunder; and

FURTHER RESOLVED, that the Secretary and/or Assistant Secretary of the Trust shall file the Bond with the Commission and give all notices required under paragraph (g) of the Rule.

Witness my hand this 7th day of March, 2011.

/s/ Wade Bridge
Wade Bridge, Assistant Secretary